UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2022

Henry Schein, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-27078	11-3136595
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

135 Duryea Road, Melville, New York	11747
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 843-5500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	HSIC	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment and Restatement of Stanley M. Bergman’s Employment Agreement

On November 28, 2022, Henry Schein, Inc. (the “Company”) and Stanley M. Bergman, Chairman of the Board of Directors and Chief Executive Officer of the Company (the “Executive”), entered into an amendment and restatement (the “Restated Agreement”) of the current employment agreement by and between the Company and the Executive effective as of August 8, 2019 (the “Current Agreement”). The terms of the Restated Agreement are substantially similar to the Current Agreement, except as set forth below.

The Restated Agreement, which is effective November 28, 2022, provides for a term expiring on December 31, 2025, with successive one year extensions upon the Company’s 6 months advance notice of extension to Executive, subject to his refusal to extend within 90 days after notice of extension. In the event of a non-renewal of the term of the Restated Agreement by the Company, the Restated Agreement does not provide for the cash severance payments based on Executive’s base salary and annual incentive compensation that are provided for under the Current Agreement.

The Restated Agreement provides that, beginning in 2023, the Company will grant, at the time such awards are made to other senior executive officers of the Company, annual equity or equity-based compensation awards to Executive under the Company’s 2020 Stock Incentive Plan that would bring the target grant date fair value of such awards to an amount that would result in: (i) Executive’s target long-term incentive compensation award equaling not less than the median of the Company’s peer group; and (ii) Executive’s target total direct compensation equaling not less than the 50th percentile of the Company’s peer group, as selected by the Compensation Committee of the Board of Directors using good faith discretion and in consultation with Executive.

The Restated Agreement provides that, for equity or equity-based incentive compensation awards granted after the effective date of the Restated Agreement, a termination of Executive’s employment with the Company as a result of Executive’s death or disability, by the Company without Cause (as defined in the Restated Agreement), by Executive for Good Reason (as defined in the Restated Agreement), Executive’s Retirement (as defined in the Restated Agreement) or a non-renewal of the term of the Restated Agreement by the Company, each not in connection with a Change in Control (as defined in the Restated Agreement), will result in the acceleration of vesting, or continuation of vesting, of such awards outstanding at the time of Executive’s termination.

The Restated Agreement provides that, for equity or equity-based incentive compensation awards granted after the effective date of the Restated Agreement, a termination of Executive’s employment with the Company as a result of Executive’s death or disability, by the Company without Cause, by Executive for Good Reason or a non-renewal of the term of the Restated Agreement by the Company, each in connection with a Change in Control, will result in the acceleration of vesting of such awards outstanding at the time of Executive’s termination, which is consistent with the terms of the Current Agreement. The Restated Agreement provides that in the event of Executive’s termination of employment in connection with a Change in Control as a result of Executive’s Retirement, Executive’s equity or equity-based awards will become fully vested.

The Restated Agreement also contains certain legal, technical or conforming changes, including updating the Executive’s base salary to its current level, and updating the definition of “Good Reason” to conform to the modifications described above.

The above summary of the Restated Agreement is not complete and qualified in its entirety by the actual terms of the Restated Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amended and Restated Employment Agreement dated as of November 28, 2022, by and between Henry Schein, Inc. and Stanley M. Bergman.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HENRY SCHEIN, INC. (Registrant)

Date: November 29, 2022	By:	/s/ Kelly Murphy
Kelly Murphy
Senior Vice President and General Counsel